                                                                  EXHIBIT A


              Executive Officers of The Travelers Insurance Company
              -----------------------------------------------------

Name                                 Title
----                                 -----
George C. Kokulis                    Director and Executive Officer
Glenn D. Lammey                      Director and Executive Officer
Marla B. Lewitus                     Director and Executive Officer
Kathleen A. Preston                  Director and Executive Officer
Edward W. Cassidy                    Executive Officer
David Koenig                         Executive Officer
Brendan M. Lynch                     Executive Officer
Laura A. Pantaleo                    Executive Officer
David A. Tyson                       Executive Officer
F. Denney Voss                       Executive Officer